                                                                    EXHIBIT 99.2

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders of:
eFunds Corporation
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of eFunds Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of iDLX Holdings NV (a consolidated subsidiary), which statements reflect total assets constituting 9% of consolidated total assets at December 31, 2001 and revenue and net income constituting 5% and 34% respectively, of consolidated total revenue and net income for the year ended December 31, 2001. Those statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for iDLX Holdings NV, is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of eFunds Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 25, 2002

                               EFUNDS CORPORATION
                           CONSOLIDATED BALANCE SHEETS


                                                                                          December 31,
                                                                                          ------------
   (dollars in thousands)                                                             2001          2000
   ----------------------                                                             ----          ----
Current Assets:
  Cash and cash equivalents ....................................................    $ 101,871     $  78,731
  Deposits subject to compensating balance arrangement .........................        2,448        10,000
  Restricted custodial cash ....................................................        1,124         3,787
  Accounts receivable - net ....................................................       79,444        57,825
  Deferred income taxes ........................................................       10,844        13,069
  Prepaid expenses and other current assets ....................................       14,444         7,111
                                                                                    ---------     ---------
    Total current assets .......................................................      210,175       170,523
                                                                                    ---------     ---------
Property and equipment - net ...................................................       75,638        77,355
Long-term investments ..........................................................        2,747        18,500
Restricted cash ................................................................           --        27,734
Intangibles:
  Goodwill - net ...............................................................       87,151        43,019
  Software - net ...............................................................       35,652        33,150
  Other intangible assets - net ................................................       24,780        15,004
                                                                                    ---------     ---------
    Total intangibles - net ....................................................      147,583        91,173
                                                                                    ---------     ---------
  Other non-current assets .....................................................        5,161         3,302
                                                                                    ---------     ---------
      Total non-current assets .................................................      231,129       218,064
                                                                                    ---------     ---------
        Total assets ...........................................................    $ 441,304     $ 388,587
                                                                                    =========     =========
Current Liabilities:
  Accounts payable .............................................................    $  25,511     $  29,163
  Accrued liabilities:
    Accrued compensation and employee benefits .................................       17,127        18,703
    Accrued contract losses ....................................................       14,777        22,247
    Accrued income taxes .......................................................        7,719         4,728
    Deferred revenue ...........................................................       12,831         2,211
    Other ......................................................................       10,797        14,014
  Borrowings on line of credit .................................................           --         5,303
  Long-term debt due within one year ...........................................        2,781         2,100
                                                                                    ---------     ---------
    Total current liabilities ..................................................       91,543        98,469
Long-term debt .................................................................        2,529         2,244
Deferred income taxes ..........................................................        7,313           504
Other long-term liabilities ....................................................        2,713            50
Commitments and contingencies (Notes 2, 10, 12 and 13) Stockholders' equity:
  Preferred stock $.01 par value; 100,000,000 shares authorized; no shares
    issued and outstanding .....................................................           --            --
  Common stock $.01 par value (authorized: 250,000,000 shares; issued and outstanding: 46,379,841 and 45,500,000 shares at December 31, 2001 and 2000,
      respectively) ............................................................          464           455
  Additional paid-in capital ...................................................      404,993       391,699
  Accumulated deficit ..........................................................      (65,941)     (103,233)
  Accumulated other comprehensive loss .........................................       (2,310)       (1,601)
                                                                                    ---------     ---------
    Stockholders' equity .......................................................      337,206       287,320
                                                                                    ---------     ---------
      Total liabilities and stockholders' equity ...............................    $ 441,304     $ 388,587
                                                                                    =========     =========

                 See Notes to Consolidated Financial Statements

                               EFUNDS CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                            Year Ended December 31,
                                                                            -----------------------
 (dollars and shares in thousands, except per share amounts)            2001           2000           1999
                                                                        ----           ----           ----

Net Revenue .......................................................    $ 513,637     $ 417,894     $ 302,340
                                                                       ---------     ---------     ---------
  Cost of revenue, excluding loss contract and asset impairment
    charges (credits) .............................................      309,389       252,262       185,590
  Loss contract and asset impairment charges (credits) ............       (2,500)        9,700         8,700
                                                                       ---------     ---------     ---------
    Total cost of revenue .........................................      306,889       261,962       194,290
                                                                       ---------     ---------     ---------
Gross Margin ......................................................      206,748       155,932       108,050
  Selling, general and administrative expense .....................      150,671       146,056       109,138
                                                                       ---------     ---------     ---------
  Income (loss) from operations ...................................       56,077         9,876        (1,088)
Other Income (Expense)
  Legal proceedings ...............................................           --            --         2,094
  Equity in loss of investee ......................................       (1,097)         (500)       (1,114)
  Interest expense ................................................         (670)       (3,897)       (2,595)
  Interest and other income .......................................        1,938         2,803            63
                                                                       ---------     ---------     ---------
Income (loss) before income taxes .................................       56,248         8,282        (2,640)
Provision for income taxes ........................................      (18,956)       (3,644)       (5,586)
                                                                       ---------     ---------     ---------
Net income (loss) .................................................    $  37,292     $   4,638     $  (8,226)
                                                                       =========     =========     =========
  Weighted average shares outstanding .............................       45,985        42,788        40,000
                                                                       =========     =========     =========
  Weighted average shares and potential dilutive shares outstanding       47,445        42,867        40,000
                                                                       =========     =========     =========
Net income (loss) per share - basic ...............................    $    0.81     $    0.11     $   (0.21)
                                                                       =========     =========     =========
Net income (loss) per share - diluted .............................    $    0.79     $    0.11     $   (0.21)
                                                                       =========     =========     =========

                 See Notes to Consolidated Financial Statements

                               EFUNDS CORPORATION
             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)


                                                   Year Ended December 31,
                                                   -----------------------
 (dollars in thousands)                         2001         2000           1999
 ----------------------                         ----         ----           ----

Net income (loss) ........................    $ 37,292     $  4,638     $ (8,226)
Other comprehensive loss:
  Foreign currency translation adjustments        (709)      (1,054)        (419)
                                              --------     --------     --------
  Comprehensive income (loss) ............    $ 36,583     $  3,584     $ (8,645)
                                              ========     ========     ========

                 See Notes to Consolidated Financial Statements

                               EFUNDS CORPORATION
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                      Retained         Accumulated
                                                                       Additional      earnings          other            Total
                                               Common Stock            paid-in       (accumulated     comprehensive    stockholders'
                                          ----------------------
  (dollars and shares in thousands)       Shares          Amount       capital         deficit)           loss            equity
                                          ------          -----        -------       ------------     -------------    -------------
Balance, December 31, 1998 .......       40,000       $     400       $  14,564       $  74,967        $    (128)       $  89,803
Net loss .........................           --              --              --          (8,226)              --           (8,226)
Contributions by Deluxe, net .....           --              --         277,634              --               --          277,634
Dividends paid to Deluxe .........           --              --              --        (159,687)              --         (159,687)
Translation adjustment ...........           --              --              --              --             (419)            (419)
                                         ------       ---------       ---------       ---------        ---------        ---------
Balance, December 31, 1999 .......       40,000             400         292,198         (92,946)            (547)         199,105
Net income .......................           --              --              --           4,638               --            4,638
Adjustment for lag in financial
  reporting (see Note 2) .........           --              --              --          (1,125)              --           (1,125)
Offering proceeds, net ...........        5,500              55          64,404              --               --           64,459
Contributions by Deluxe, net .....           --              --          35,097              --               --           35,097
Dividends paid to Deluxe .........           --              --              --         (13,800)              --          (13,800)
Translation adjustment ...........           --              --              --              --           (1,054)          (1,054)
                                         ------       ---------       ---------       ---------        ---------        ---------
Balance, December 31, 2000 .......       45,500             455         391,699        (103,233)          (1,601)         287,320
Net income .......................           --              --              --          37,292               --           37,292
Proceeds from exercise of stock
  options ........................          732               8           9,827              --               --            9,835
Restricted stock units ...........           32              --             333              --               --              333
Proceeds from employee stock
  purchase plan ..................          116               1           1,190              --               --            1,191
Tax benefits attributable to stock
  options exercised ..............           --              --           1,944              --               --            1,944
Translation adjustment ...........           --              --              --              --             (709)            (709)
                                         ------       ---------       ---------       ---------        ---------        ---------
Balance, December 31, 2001 .......       46,380       $     464       $ 404,993       $ (65,941)       $  (2,310)       $ 337,206
                                         ======       =========       =========       =========        =========        =========

                 See Notes to Consolidated Financial Statements

                               EFUNDS CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Year Ended December 31,
                                                                                   -----------------------
 (dollars in thousands)                                                        2001          2000          1999
                                                                               ----          ----          ----
Cash Flows from Operating Activities:
  Net income (loss) ...................................................    $  37,292     $   4,638     $  (8,226)
  Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
      Depreciation ....................................................       18,140        13,935        12,519
      Amortization ....................................................       21,812        17,134         9,982
      Asset impairment charges ........................................           --            --           492
      Loss on sales of property and equipment .........................        1,753           172         4,973
      Deferred income taxes ...........................................       12,750          (464)        8,927
      Equity in loss of investee ......................................        1,097           500         1,114
      Changes in assets and liabilities, net of effects from
        acquisitions:
            Restricted cash ...........................................       29,449           847       (27,902)
            Accounts receivable .......................................      (16,336)       (4,542)          393
            Accounts payable ..........................................      (16,257)        8,654         7,963
            Income taxes receivable/payable ...........................        1,169        13,214        (4,310)
            Reserve for legal proceedings .............................           --            --       (34,200)
            Accrued contract losses ...................................       (7,470)        1,344         5,902
            Other assets and liabilities ..............................        1,623       (11,663)       10,223
                                                                           ---------     ---------     ---------
                    Net cash provided by (used in) operating activities       85,022        43,769       (12,150)
                                                                           ---------     ---------     ---------
Cash Flows from Investing Activities:
  Capital expenditures ................................................      (30,902)      (41,893)      (38,225)
  Payments for acquisitions and investments, net of cash acquired .....      (40,620)      (20,000)      (35,667)
  Proceeds from sales of property and equipment .......................          415           407         1,229
  Other ...............................................................       (1,448)          267          (546)
                                                                           ---------     ---------     ---------
                Net cash used in investing activities .................      (72,555)      (61,219)      (73,209)
                                                                           ---------     ---------     ---------
Cash Flows from Financing Activities:
  Net borrowings (payments) on line of credit .........................       (5,303)        1,831         3,054
  Proceeds from exercise of stock options and employee stock
    purchase plan .....................................................       11,026            --            --
  Payments on long-term debt ..........................................       (3,550)       (2,107)       (6,665)
  Release of (investment to establish) loan guarantee collateral ......        8,500       (10,000)           --
  Proceeds from initial public offering (net of offering costs of
    $7.0 million) .....................................................           --        64,459            --
  Capital contributions by Deluxe .....................................           --        23,905       268,440
  Dividends paid to Deluxe ............................................           --       (13,800)     (159,687)
  Other ...............................................................           --           171            11
                                                                           ---------     ---------     ---------
                Net cash provided by financing activities .............       10,673        64,459       105,153
                                                                           ---------     ---------     ---------
Adjustment for lag in financial reporting (see Note 2) ................           --        (4,127)           --

Net increase in cash and cash equivalents .............................       23,140        42,882        19,794
Cash and cash equivalents at beginning of period ......................       78,731        35,849        16,055
                                                                           ---------     ---------     ---------
Cash and cash equivalents at end of period ............................    $ 101,871     $  78,731     $  35,849
                                                                           =========     =========     =========

                 See Notes to Consolidated Financial Statements

                               EFUNDS CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


NOTE 1: SPIN-OFF AND BASIS OF PRESENTATION: The Company was incorporated in Delaware in December 1984 and changed its name from Deluxe Electronic Payment Systems, Inc. to eFunds Corporation in September 1999. The Company was formerly a wholly owned subsidiary of Deluxe Corporation (Deluxe). In January 2000, Deluxe announced that its board of directors had approved a plan to combine its electronic payments, risk management, professional services and government services businesses under the Company and to undertake a series of transactions designed to establish the Company as an independent, publicly traded company. As part of this process, Deluxe contributed the ownership of various subsidiaries and certain assets and liabilities of certain business operations (the Transferred Businesses) to the Company on March 31, 2000.

The Company issued 5.5 million shares of common stock to the public in June 2000 (the IPO). Proceeds from the offering, based on the offering price of $13.00 per share, totaled $71.5 million ($64.5 million, net of offering expenses). Subsequent to the IPO, Deluxe continued to own 40 million shares of the Company's common stock, representing 87.9% of the Company's total outstanding common shares.

In October 2000, Deluxe announced that it planned to distribute all of the shares of the Company's common stock owned by it to its shareholders through a Spin-Off transaction (the Spin-Off). In November 2000, Deluxe declared a dividend of the 40 million common shares of the Company held by it. This dividend was distributed on December 29, 2000, in the amount of approximately
0.5514 of an eFunds share for each outstanding Deluxe share. Deluxe received a ruling from the Internal Revenue Service that this distribution qualified as tax-free to Deluxe and its shareholders for U.S. federal income tax purposes, except to the extent that cash was received in lieu of fractional shares.

In connection with the IPO and the Spin-Off, the Company and Deluxe entered into various agreements that addressed the allocation of assets and liabilities between them and that defined their relationship after the separation. The agreements related to matters such as consummation of the IPO and the distribution of the Company's stock, registration rights for Deluxe, intercompany loans, information technology consulting, business process management services, indemnification, data sharing, real estate matters, tax sharing and transition services. For transition services, the Company and Deluxe compensated each other for providing services. The transition period varied depending on the agreement, but most transition services terminated following the Spin-Off.

Deluxe has agreed to indemnify the Company for certain future losses arising from identified loss contracts of the Company's government services business. The Company plans to record any amounts received from Deluxe under the indemnification agreement as a reduction of expense if any additional contract losses are recognized. Under the indemnification agreement, the Company is required to calculate increases or decreases to the loss contract reserve in a manner consistent with Deluxe's historical practices, which may differ from the Company's calculation of estimated future losses for financial statement purposes. Deluxe will also indemnify the Company against any liabilities, losses or expenses arising from the litigation or claims asserted against the Company in connection with the operation of the government services business prior to the completion of the IPO. Deluxe's total indemnification obligations to the Company with respect to the government services business are limited to $14.6 million. No such indemnification obligations have been incurred through December 31, 2001.

All transactions between the entities included in the consolidated financial statements have been eliminated. Because the Transferred Businesses and the Company were under the common control of Deluxe prior to the Spin-Off, the accompanying consolidated financial statements have been retroactively restated to reflect the Company's consolidated results of operations and cash flows for the year ended December 31, 1999, as if Deluxe's March 31, 2000 contribution of the Transferred Business to the Company had occurred on January 1, 1999 and the Company had been operating as a stand-alone business throughout the periods presented on an "as-if-pooled" basis.

The historical financial information included in the consolidated financial statements for the periods prior to the Spin-Off may not be reflective of what the results of operations, financial condition and cash flows would have been had the Company actually been a separate, stand-alone entity during the periods presented. As a result, the historical financial information may not necessarily be indicative of what the Company's results of operations, financial condition and cash flows will be in the future.

For periods prior to the Spin-Off, the consolidated statements of operations include allocated portions of Deluxe's expenses relating to the Transferred Businesses. Allocations of common expenses were calculated based on a percentage of Company revenue to total Deluxe revenue, number of employees, square footage and transaction processing costs and included costs for various support functions such as human resources, information services and finance. These common costs to the Company and Deluxe were allocated because specific identification of the actual costs incurred was not practicable. In addition, historically, Deluxe has purchased certain assets or paid certain liabilities that were attributable to the Company. These items were specifically identified within the Deluxe consolidated financial statements and have been recorded in the Company's consolidated financial statements.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES: Consolidation - All significant intercompany accounts, transactions and profits have been eliminated. For purposes of consolidating certain international operations that are primarily based in India, the Company used financial statements with a November 30 fiscal period end through December 31, 1999.

Effective January 1, 2000, the Company's Indian operations, which had previously reported their results of operations and financial position on a one-month lag, changed their reporting dates to coincide with the rest of the Company's subsidiaries. This change, which was made in conjunction with the implementation of the Company's central accounting and financial reporting system, reflects the financial results of that segment on a more timely basis and improves operating and planning efficiencies. The results of operations for the Company's Indian operations for the month of December 1999 were excluded from the Company's consolidated statements of operations and were reflected as an adjustment to accumulated deficit during the first quarter of 2000. These operations generated a net loss of $1.1 million and consumed $4.1 million of cash in the month of December 1999.

Cash and cash equivalents - The Company considers all cash on hand, money market funds, outstanding transfers of cash for authorized settlement of automated teller machines (ATMs) with financial institutions, cash in ATMs, and other highly liquid investments with original maturities of three months or less to be cash and cash equivalents. Cash in ATMs at December 31, 2001 was $21.1 million. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximate fair value.

Statements of Cash Flows - Cash paid for income taxes amounted to $7.0 million for the year ended December 31, 2001. Cash paid for interest amounted to $0.7 million, $3.0 million and $1.1 million for the years ended December 31, 2001, 2000 and 1999, respectively. Non-cash investing and financing activity in 2000 consisted primarily of the acquisition of real property and a data center from Deluxe for $10 million. The purchase price was included in the amount contributed to the Company's capital at March 31, 2000. For all periods presented, non-cash investing and financing activities consist of the acquisition of assets from or through Deluxe or the settlement of liabilities on the Company's behalf by Deluxe in the ordinary course of business that had not been repaid by the Company at the time Deluxe contributed intercompany balances to the Company's capital at each of March 31, 2000 and December 31, 1999.

Restricted cash - In connection with the Company's electronic payment business, the Company also has cash belonging to customers that temporarily resides in custodial accounts maintained by the Company. The Company records these amounts as current restricted custodial cash with a corresponding liability within other accrued liabilities in the consolidated balance sheets. Restricted cash at December 31, 2000 also includes amounts which the Company supplied to Access Cash International L.L.C. for use in its ATM business.

Accounts receivable - Accounts receivable are stated net of allowances for uncollectible accounts of $4.8 million and $5.3 million at December 31, 2001 and 2000, respectively. The Company records allowances for uncollectible accounts when it is probable that the accounts receivable balance will not be collected. When estimating the allowances for uncollectible accounts, the Company takes into consideration such factors as its day-to-day knowledge of specific customers, the industry and size of the customers, the overall composition of its accounts receivable aging, prior history of accounts receivable write-offs and prior history of allowances in proportion to the overall receivable balance. Increases in the allowances for uncollectible accounts are recorded as bad debt expense and are reflected in selling, general and administrative expense in the Company's consolidated statements of operations. Bad debt expense was $1.8 million in 2001, $3.3 million in 2000 and $2.9 million in 1999. When a specific account receivable is determined to be uncollectible, the Company reduces both its accounts receivable and allowances for uncollectible accounts accordingly. As of December 31, 2001 Visa U.S.A., Inc. accounted for 14.8% of the Company's total receivables.

Property and equipment - Property and equipment, including leasehold and other improvements that extend an asset's useful life or productive capabilities, are stated at historical cost. Buildings with 40-year lives and computer and other equipment with lives of three to eight years are generally depreciated using accelerated methods. Leasehold and building improvements are depreciated on a straight-line basis over the estimated useful life of the property or the life of the lease, whichever is shorter.

At December 31, property and equipment consisted of the following:

                                        December 31,
                                        ------------
(dollars in thousands)                 2001         2000
                                       ----         ----
Land and improvements ........    $   6,961     $   6,961
Buildings and improvements ...       48,445        45,917
Machinery and equipment ......       38,530        29,957
Computer equipment ...........       73,536        70,049
                                  ---------     ---------
  Total property and equipment      167,472       152,884
Accumulated depreciation .....      (91,834)      (75,529)
                                  ---------     ---------
  Property and equipment - net    $  75,638     $  77,355
                                  =========     =========

Long-term investments - At December 31, long-term investments consisted of the following:

                                                                     December 31,
                                                                     ------------
(dollars in thousands)                                             2001       2000
                                                                 -------    -------
Investment in Access Cash International, L.L.C ..............    $    --    $18,500
Investment in Webtel Pty. Ltd. ..............................      1,312         --
Cash surrender value of insurance contracts .................      1,119         --
Certificate of deposit bearing interest at 7% maturing 6/2004        316         --
                                                                 -------    -------
                                                                 $ 2,747    $18,500
                                                                 =======    =======

The Company acquired a 24% equity interest in Access Cash International, L.L.C.
(ACI) in March 2000. The investment was accounted for under the equity method. In October 2001, the Company acquired the remaining equity interests in ACI and the balance of the investment was included in the purchase price allocation. See
Note 4. In December 2001, the Company entered into a subscription agreement to acquire a 15% interest in Webtel Pty. Ltd., an Australian corporation (Webtel). Pursuant to the subscription agreement, the Company invested $2.5 million (AUD) in Webtel in 2001 and has committed to invest an additional $1.5 million (AUD) in Webtel upon the satisfaction of certain conditions specified in such agreement. The certificate of deposit secures a guarantee issued by an Indian bank with respect to the Company's performance under a customer contract.

Intangibles - Intangibles are presented in the consolidated balance sheets net of accumulated amortization. Goodwill is amortized on a straight-line basis over periods of 10 to 30 years. Customer contract costs are amortized on a straight-line basis over a period of time approximating the estimated useful life of the related contracts. Software and other intangible assets are amortized on a straight-line basis over periods ranging from one to five years. Other intangibles consist primarily of software held for licensing and resale. The Company periodically re-evaluates the original assumptions and rationale utilized in the establishment of the estimated lives of its identifiable intangible assets and goodwill.

Total intangibles were as follows:

                                       December 31,
                                       ------------
(dollars in thousands)              2001           2000
                                 ---------     ---------

Goodwill (see Note 4) .......    $ 109,690     $  61,413
Software ....................       65,079        52,606
Customer contracts acquired .       11,693            --
Other intangible assets .....       71,768        80,530
                                 ---------     ---------
  Total .....................      258,230       194,549
Less accumulated amortization     (110,647)     (103,376)
                                 ---------     ---------
Intangibles - net ...........    $ 147,583     $  91,173
                                 =========     =========

Impairment of long-lived assets and intangibles - When circumstances indicate that a long-lived asset that is not held for sale may be impaired, the Company evaluates the recoverability of the asset by measuring its carrying amount against the estimated undiscounted future cash flows associated with it. Should the sum of the expected future net cash flows be less than the carrying value of the asset being evaluated, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset exceeds its fair value. In evaluating whether there is any impairment of a long-lived asset associated with a long-term service contract, the amount of any loss contract accrual is excluded from the undiscounted future cash flows associated with the long-lived asset when determining whether the asset is impaired.

The Company evaluates the recoverability of property and equipment and identifiable intangibles held for disposal by comparing the asset's carrying amount with its fair value less costs to sell. If a large segment or separable group of assets that were acquired in a business purchase combination were held for disposal, all of the unamortized goodwill associated with those assets would be included in the carrying amount of the assets for purposes of this evaluation. Should the fair value less costs to sell be less than the carrying value of the long-lived asset(s), an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the carrying value of the asset(s) exceeds the fair value of the asset(s) less costs to sell. The unamortized goodwill associated with those assets would be eliminated before recording any reduction in the carrying value of the asset(s).

The Company evaluates the carrying value of goodwill when events or changes in circumstances with regard to the related businesses indicate that the carrying amount of the goodwill may not be recoverable. Such circumstances could include, but are not limited to, (1) a current period operating or cash flow loss combined with a history of operating or cash flow losses, (2) a forecast that demonstrates continuing losses, (3) a significant adverse change in legal factors or in business climate, or (4) an adverse action or assessment by a regulator. In evaluating the recoverability of goodwill, the Company measures the carrying amount of the goodwill against the estimated undiscounted future cash flows of the businesses to which the goodwill relates. In determining the future cash flows, the Company looks to historical results and current forecasts. The estimated net cash flows include the effects of income tax payments and interest charges. Should the sum of the expected future net cash flows be less than the carrying value of the goodwill, an impairment loss would be recognized. The impairment loss would be calculated as the amount by which the net book value of the related businesses exceeds their fair value.

Income taxes - In most cases, the Company's domestic businesses were included in Deluxe's consolidated tax return through December 29, 2000. Pursuant to a tax sharing agreement, tax payments are made to and tax benefits are reimbursed by Deluxe for tax periods prior to the Spin-Off. The consolidated financial statements include income tax benefits (provisions) and liabilities calculated as if separate tax returns were prepared for the periods covered. Deferred income taxes result from temporary differences between the financial reporting bases of assets and liabilities and their respective tax reporting bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not.

Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $16.4 million at December 31, 2001. Those earnings are considered to be indefinitely reinvested and, accordingly, no provision for U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to an adjustment for foreign tax credits) and applicable withholding taxes payable to the foreign countries. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with such a hypothetical calculation.

Translation adjustment - The financial position and results of operations of the Company's international subsidiaries are measured using local currencies as the functional currencies. Assets and liabilities of these operations are translated at the exchange rate in effect at the balance sheet date. Income statement accounts are translated at the average exchange rate during the year. Translation adjustments arising from the use of differing exchange rates from period to period are included in accumulated other comprehensive loss in the stockholders' equity section of the consolidated balance sheets. Gains and losses that result from foreign currency transactions are included in earnings.

Revenue recognition - Revenue is recorded net of any applicable discounts. Transaction processing and service fees are recognized in the period that the service is performed. These services consist of processing customers' electronic debit transactions through electronic funds transfer networks and settling the funds with the financial institutions involved in the transactions. Additionally, these services include monitoring ATMs and point-of-sale devices to alert the Company's customers when potential problems occur. Processing fees are generally charged on a per transaction basis, depending on the contractual arrangement with the customer. The Company also receives fees paid by consumers utilizing certain ATMs owned or managed by the Company and interchange fees paid by their banks. Government services fees are recognized in the period services are provided based on monthly fees per benefits recipient.

Decision support fees are recognized as revenue in the period the services are provided. Decision support services consist of new account applicant and check verification screenings to manage the risk associated with account openings and check acceptance. Decision support fees are based on the number of inquiries against the databases used for screening purposes or monthly fees based on the aggregate dollar value of checks authorized by the retailer or other similar measures, depending on the product and service.

Software and data license fees for standard products are recognized when a license agreement has been signed, the license fee is fixed and determinable, collectibility of the license fee is probable, delivery has occurred and there are no uncertainties surrounding product acceptance. If a software license contains customer acceptance criteria for which significant uncertainties exist, the software revenue is recognized upon the earlier of customer acceptance or the expiration of the acceptance period. Certain software products include multiple modules and the license fee charged to the customer is based on the modules licensed. If a customer contract requires the Company to deliver multiple elements, the fees are allocated to the various elements based upon vendor-specific objective evidence of fair value.

The Company also provides information technology consulting and business process management services. Recognition of revenue from providing such services is generally recognized under two methods, depending on contractual terms. Under the time and materials method, revenue is based on a fee per hour basis and is recognized as hours are completed. Under the fixed contract method, a pre-set fee is agreed upon for a project, and revenue is recognized proportionately to the percentage completion of the project. If the information technology consulting services involve the significant customization of software that has been licensed from the Company, the license fee is also recognized proportionately to the percentage completion of the project.

Software maintenance and support revenue is recognized ratably over the term of the contract, and/or as the services are provided.

Software and data license fees amounted to $50.9 million and $14.5 million in the years ended December 31, 2001 and 2000, respectively.

Long-term service contracts - Long-term service contracts are definitive agreements to provide services over a period of time in excess of one year and with respect to which the Company has no contractual right to adjust the prices or terms at which its services are supplied during the term of the contract. The Company's long-term service contracts are for transaction processing in the government services segment and the payment systems and services segment and business process management services in the payment systems and services segment. Total revenue for some long-term service contracts may vary based on the demand for services. Revenue from long-term service contracts are recognized under the applicable revenue recognition policy above. Expenses are recognized when incurred, with the exception of installation costs. In existing long-term service contracts, installation costs are not recovered at the time of installation but are factored into billing rates over the term of the contract. Accordingly, installation costs for long-term service contracts are initially capitalized and then amortized over the life of the contract. Any equipment and software purchased to support a long-term service contract is capitalized and depreciated or amortized over the life of the related contract or the life of the asset, whichever is shorter.

In determining the profitability of a long-term service contract, only direct and allocable indirect costs associated with the contract are included in the calculation. The appropriateness of allocations of indirect costs depends on the circumstances and involves the judgment of management, but such costs may include the costs of indirect labor, contract supervision, tools and equipment, supplies, quality control and inspection, insurance, repairs and maintenance, depreciation and amortization and, in some circumstances, support costs. The method of allocating any indirect costs included in the analysis is also dependent upon the circumstances and the judgment of management, but the allocation method must be systematic and rational. Selling, general and administrative costs are not included in the analysis. Provisions for estimated losses on long-term service contracts, if any, are made in the period in which the loss first becomes probable and reasonably estimable. Projected losses are based on management's best estimates of a contract's revenue and costs. Actual losses on individual long-term service contracts are compared with loss projections periodically, with any changes in the estimated total contract loss recognized as they become probable and reasonably estimable.

Certain direct costs associated with the EBT contracts discussed in Note 5 are common to a number of contracts and are attributed to each contract based on its use of the services associated with these common direct costs. Revenue, case counts or other applicable statistics are used to attribute these costs to individual contracts.

In the event an asset impairment loss is recognized on long-lived assets used to support a long-term service contract, the original estimation of the contract's costs is revised to reduce the depreciation and amortization associated with the impaired assets.

Advertising expense - Advertising and promotional costs are expensed as incurred. The Company incurred advertising and promotional expense of $3.6 million, $9.9 million, and $0.7 million in 2001, 2000, and 1999, respectively.

Research and development expenses - Research and development costs are charged to expense as incurred and recorded in selling, general and administrative expenses. Research and development expenses amounted to $0.3 million, $1.4 million and $3.7 million for the years ended December 31, 2001, 2000 and 1999, respectively.

Capitalization of internal-use software - The Company capitalizes the cost of software developed or obtained for internal use once the preliminary project stage has been completed, management commits to funding the project and it is probable that the project will be completed and that the software will be used to perform the function intended. Capitalized costs include only (1) external direct costs of materials and services consumed in developing or obtaining internal-use software, (2) payroll and payroll-related costs for employees who are directly associated with and who devote time to the internal-use software project, and (3) interest costs incurred, when material, while developing internal-use software. Capitalization of costs ceases when the project is substantially complete and the software is ready for its intended use. The carrying value of internal-use software is reviewed in accordance with the Company's policy on impairment of long-lived assets and intangibles.

Capitalization of software developed for resale - The Company capitalizes the cost of software developed for licensing and resale once technological feasibility has been established. Costs incurred prior to establishing technological feasibility are expensed as incurred. Technological feasibility is established when the Company has completed all planning, designing, coding and testing activities that are necessary to determine that a product can be produced to meet its design specifications, including functions, features and technical performance requirements. Capitalization of costs ceases when the product is available for general release to customers. Such costs are amortized on a product-by-product basis over no longer than five years. Software developed for resale is carried at the lesser of amortized cost or net realizable value.

Employee stock-based compensation - Until the IPO and the Spin-Off, the Company's employees participated in Deluxe's stock incentive programs. In connection with the IPO and the Spin-Off, the Company adopted new stock incentive programs for the benefit of its employees. As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, the Company continues to account for its employee stock-based compensation in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. No compensation cost has been recognized for fixed stock options issued under the Deluxe or eFunds programs. The Company discloses pro forma net income (loss) and net income (loss) per share as if the fair value method of SFAS No. 123 had been used (see Note 8).

Income (loss) per share and stockholders' equity - The following table reflects the calculation of basic and diluted income (loss) per share:

                                                                                       Year Ended December 31,
                                                                                       -----------------------
 (dollars and shares outstanding in thousands, except per share amounts)             2001        2000         1999
                                                                                  --------    --------    --------
 Net income (loss) per share - basic
   Net income (loss) .........................................................    $ 37,292    $  4,638    $ (8,226)
   Weighted average shares outstanding .......................................      45,985      42,788      40,000
                                                                                  --------    --------    --------
   Net income (loss) per share - basic .......................................    $   0.81    $   0.11    $  (0.21)
                                                                                  ========    ========    ========

 Net income (loss) per share - diluted
   Net income (loss) .........................................................    $ 37,292    $  4,638    $ (8,226)
                                                                                  --------    --------    --------
   Weighted average shares outstanding .......................................      45,985      42,788      40,000
   Dilutive impact of options ................................................       1,460          79          --
                                                                                  --------    --------    --------
   Weighted average shares and potential dilutive shares
     outstanding .............................................................      47,445      42,867      40,000
                                                                                  --------    --------    --------
   Net income (loss) per share - diluted .....................................    $   0.79    $   0.11    $  (0.21)
                                                                                  ========    ========    ========

Options to purchase 94,838 shares of common stock were excluded from the above calculation, as they were antidilutive at December 31, 2001.

On January 27, 2000, the Company increased the number of authorized shares from 2,500 to 250 million. On May 12, 2000, the Company declared a 16,000 to one stock split, increasing the shares issued and outstanding from 2,500 to 40 million. Income (loss) per share is presented as if 40 million shares had been outstanding for all periods presented.

On April 4, 2000, the Company authorized 100 million shares of preferred stock with a par value of $.01 per share. No such shares are issued or outstanding.

In connection with the IPO the Company adopted a stockholder rights plan. The rights have anti-takeover effects, as they will cause substantial dilution to a person or group that attempts to acquire control of the Company pursuant to an offer that is not approved by the Company's Board of Directors. The rights should not interfere with any tender offer or merger approved by the Board because the Board of Directors may redeem the rights or approve an offer at any time prior to such time as any person becomes the beneficial owner of 15% or more of the Company's outstanding common stock.

Comprehensive income - The Company's total comprehensive income consists of net income or loss and foreign currency translation adjustments. The foreign currency translation adjustments are reflected as accumulated other comprehensive loss in the Company's consolidated balance sheets.

Use of estimates - The Company has prepared the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. In this process, it is necessary for management to make certain assumptions and related estimates affecting the amounts reported in the consolidated financial statements and related notes. These estimates and assumptions are developed based upon all information available using management's best efforts. However, actual results can differ from assumed and estimated amounts.

New accounting pronouncements - On January 1, 2001, the Company adopted Statement of Financial Accounting Standards "SFAS" No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which provides guidance on accounting for derivatives and hedge transactions. The effect of this pronouncement did not have a material impact on the reported operating results or financial position of the Company.

In July 2001, the FASB issued SFAS No. 141, Business Combinations, which established new standards for accounting and reporting requirements for business combinations and requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Use of the pooling-of-interests method is prohibited. The Company implemented SFAS No. 141 in connection with its October 2001 acquisition of the remaining outstanding equity interest in Access Cash International, L.L.C. See Note 4. The implementation did not have a material impact on the Company's consolidated financial statements.

In July 2001, the FASB issued SFAS No. 142, Goodwill and Other Intangible Assets that became effective for the Company on January 1, 2002. SFAS No. 142 requires, among other things, the cessation of the amortization of goodwill. In addition, the standard includes provisions for the reassessment of the useful lives of existing recognized intangibles, a new method of measuring reported goodwill for impairment and the identification of reporting units for purposes of assessing potential future impairments of goodwill. SFAS No. 142 also requires the Company to complete a transitional goodwill impairment test on or before June 30, 2002. The Company is assessing the total impact the foregoing requirements will have on its consolidated balance sheet and statement of operations. Goodwill amortization for the years ended December 31, 2001, 2000 and 1999 amounted to $3.9 million, $4.0 million and $3.0 million, respectively.

In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 superseded SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of, and certain provisions of APB Opinion No. 30, Reporting the Results of Operation -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions. The provisions of SFAS 144 are effective for the Company in 2002 and are to be applied prospectively. The Company does not believe the adoption of SFAS 144 will have a material impact on its consolidated financial position or results of operations.

Classification - Certain amounts in prior periods have been reclassified to conform to the current period classification.

NOTE 3: TRANSACTIONS WITH DELUXE: Prior to the IPO in June 2000, the Company was a wholly owned subsidiary of Deluxe. Subsequent to the IPO and through the Spin-Off, the Company remained a majority owned subsidiary of Deluxe. Prior to the Spin-Off, Deluxe allocated $16.4 million and $25.6 million for the years ended December 31, 2000 and 1999, respectively, to the Company for the cost of corporate services provided. In 2000, these costs included items related to data sharing, real estate matters and transition services. Prior to 2000, these allocations were based on the ratio of the Company's revenue to Deluxe's revenue, the number of employees in the two organizations and transaction processing costs. The allocated amounts included expenses for various support functions such as human resources, information services and finance. Costs common to the Company and Deluxe were allocated because specific identification of the actual costs incurred was not practicable. The Company believes that this allocation method was reasonable. The amounts allocated to the Company are included in selling, general and administrative expense in the consolidated statements of operations. During 2000, certain of the costs for these support functions were incurred directly by the Company. The remaining corporate services provided by Deluxe were allocated to the Company based on estimates of the costs that would have been incurred by the Company if it were a stand-alone, independent company. The amounts allocated to the Company are included in selling, general and administrative expense in the Company's consolidated statements of operations. The allocation of costs to the Company by Deluxe ceased at the Spin-Off.

Under Deluxe's centralized cash management system, advances from Deluxe and excess cash sent to Deluxe through March 31, 2000, are reflected as contributions by and distributions to Deluxe and are included in stockholders' equity in the consolidated balance sheets. Deluxe also charged the Company for interest expense or credited the Company for interest income based on the cash the Company had borrowed from or provided to Deluxe. The Company was charged or credited net interest income (expense) by or from Deluxe of $(0.9) million and $2.8 million for the years ended December 31, 2000 and 1999, respectively. The average interest rates used to calculate these amounts were 6.7% and 5.1% for the years ended December 31, 2000 and 1999, respectively. These charges and credits are included in interest and other income (expense) in the Company's consolidated statements of operations. The interest rate for net receivables from Deluxe was based on the average 30-day commercial paper composite rate. The interest rate for net payables was based on the average 30-day commercial paper composite rate plus 2%. At December 31, 1999 and again at March 31, 2000, Deluxe forgave the net outstanding amount it was owed by the Company. The Company recorded these transactions as capital contributions. The Company also paid a dividend to Deluxe of $13.8 million at March 31, 2000. Subsequent to March 31, 2000, and through the Spin-Off, the Company and Deluxe have repaid any net amounts owed to each other in cash. The interest rates applied subsequent to March 31, 2000, were based on the one-month LIBOR rate plus 0.25%.

Deluxe provided the Company with an unsecured revolving credit facility of up to $75 million until the Spin-Off. The Company never borrowed any funds under this facility.

On March 31, 2000, the Company purchased real property and a data center located in Phoenix, Arizona and certain related personal property from a subsidiary of Deluxe for $10.0 million. The Company previously rented portions of this facility. The purchase price of the property and data center was at the net book value that was recorded on the general ledger of the Deluxe subsidiary. The Company has leased portions of another facility to Deluxe for various periods through December 2003.

Transactions involving the purchase and sale of goods and services between the Company and Deluxe were executed at either then current market prices or agreed-upon transfer prices. Purchases from Deluxe were $0.2 million and $2.9 million for the years ended December 31, 2000 and 1999, respectively.

Sales to Deluxe were $59.3 million and $9.8 million for the years ended December 31, 2000 and 1999, respectively. Although no longer related parties, the Company and Deluxe continue to maintain a business relationship. Sales to Deluxe for the year ended December 31, 2000, include fees related to services provided pursuant to a five-year software development and business process outsourcing agreement executed during 2000. If Deluxe fails to spend a minimum of $43 million for software development services under this agreement in any year, it will be obligated to make payments to the Company based on a schedule in the contract that is reflective of the Company's estimates of its lost profits. For the year ended December 31, 2001, Deluxe's spending attributable to this agreement was $41.1 million, which did not meet the minimum-spending target, and accordingly additional fees of $0.3 million were accrued. This agreement also calls for the Company to provide business process management services, including accounts receivable, accounts payable and other general accounting and data entry services to Deluxe. Deluxe's annual minimum spending target for business process management services ranges from $8.1 million in 2000 to $4.2 million in 2004. Revenue from Deluxe for business process outsourcing services was $6.2 million for the year ended December 31, 2001. The provision of services by the Company under the software development and business process outsourcing agreement is non-exclusive, and Deluxe may contract with any third party for the provision of professional services.

 NOTE 4: BUSINESS COMBINATIONS: Effective October 1, 2001, the Company acquired (the Acquisition) the remaining approximately 76% equity interest (the Interests) in Access Cash International L.L.C., a Delaware limited liability company (ACI), from ATM Holding, Inc., a Minnesota corporation (ATM Holding). The acquisition has been accounted for as a purchase in accordance with the provisions of SFAS No. 141. ACI is the second largest independent provider of automated teller machine (ATM) services in the United States. ACI provides turnkey ATM deployment solutions, including ATM sales and management activities, as well as branding and advertising services. The Acquisition is part of a strategy to increase the Company's transaction processing revenues through the acquisition and control of ATM transactions at the point of origination.

The total purchase price (the Purchase Price) of the Interests was $44.6 million, of which approximately $40.3 million was paid in cash on or prior to the Closing Date. Payment of the balance of the Purchase Price (approximately $4.3 million) is subject to the satisfaction of certain post-closing conditions. If these conditions are resolved such that the Company is required to pay any portion of the balance of the Purchase Price, such payments will be accounted for as an increase to goodwill. The Purchase Price was determined by negotiation between the parties and was paid using the available cash reserves of the Company.

In March 2000, the Company paid cash of $20.0 million for an approximate 24% interest in ACI. The Company accounted for this initial investment under the equity method of accounting. The difference of $20.0 million between the investment and the underlying equity in the net assets of ACI was being accounted for in the same manner as goodwill and amortized over 15 years. Following the Acquisition of the Interests, the Company owned 100% of the outstanding equity interests in ACI. Accordingly, under the equity method of accounting the Company's results of operations for the year ended December 31, 2001 include its 24% share of the results of ACI's operations for the period from January 1, 2001, to September 30, 2001 which is recorded in equity in loss of investee, and 100% of the results of ACI's operations for the period from October 1, 2001 to December 31, 2001.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed in connection with the acquisition of ACI, including the remaining balance of the initial $20.0 million investment:



                                   October 1,
(dollars in thousands)               2001
                                ------------
Current assets ............     $     12,074
Property and equipment ....            4,404
Goodwill ..................           48,994
Other intangible assets ...           13,178
                                ------------
Other non-current assets ..              347
                                ------------
  Total assets acquired ...           78,997

Current liabilities .......           14,818
Long-term debt ............            3,517
Other long-term liabilities            1,895
                                ------------
  Total liabilities assumed           20,230
                                ------------
  Net assets acquired .....     $     58,767
                                ============

Other intangible assets primarily represent the estimated fair value of ACI's contractual relationships with its customers, which are being amortized over an estimated useful life of 15 years. The entire amount of goodwill was assigned to the payment systems and services segment. Of that total amount, $45.6 million is expected to be deductible for tax purposes.

The following table summarizes the unaudited pro forma results of operations of the Company as though the acquisition of ACI had occurred at the beginning of each period presented:



                             December 31, (unaudited)
                            ------------------------
  (dollars in thousands)       2001           2000
                            ----------    ----------

Revenue .............     $   512,903     $   459,451
Net income ..........          32,923           1,020
Net income per share:
  Basic .............     $      0.72     $      0.02
  Diluted ...........     $      0.69     $      0.02

In September 2000, the Company entered into an ATM deployment and management agreement with ACI under which the Company received fees paid by consumers utilizing ATMs deployed by it and interchange fees from their banks. ACI managed this network of ATMs in exchange for a management fee determined by reference to the number of ATMs deployed. In June 2001, the ATM deployment and management agreement was amended (Amendment Agreement) and extended until at least March 31, 2002. The ATM deployment and management agreement was of no further effect upon completion of the Acquisition. In July 2001, the Company and ATM Holding entered into an agreement (Letter Agreement) acknowledging their mutual desire to pursue a transaction by which the Company would acquire the remaining 76% of ACI.

Collectively, the June 2001 Amendment Agreement and the July 2001 Letter Agreement resulted in payments among the Company, ACI and ATM Holding. These Payments were accounted for as advances and repayments between the parties and the net amount of these payments was treated as a $1.3 million reduction to the purchase price of ACI.

Prior to the Acquisition, the Company had entered into agreements with ACI to supply cash for ATMs managed by ACI and deployed by the Company in various locations throughout the United States. These vault cash agreements provided that the Company would retain control over and ownership of this cash. Subject to the approval of the Company, ACI determined the level of cash required to be maintained within the ATMs up to an authorized level. The Company received a fee for making such cash available. The agreements, and the corresponding restrictions on the vault cash ceased to be effective following the Acquisition. Accordingly, the Company has reclassified the cash in ATMs that had been classified as restricted at December 31, 2000, to cash and cash equivalents during 2001. ACI also has a vault cash agreement with a financial institution. The agreement provides that the financial institution has the option to provide cash services for ATMs deployed by ACI on a case-by-case basis. ACI pays a monthly fee of the New York Prime, as defined plus one half percent on the average daily balance of funds provided to the ATMs. The bank may terminate the agreement if it incurs material losses. The Company may terminate the agreement upon payment of a penalty. The initial term of the agreement expires in November 2003. Total cash provided as a result of this agreement was $17.8 million at December 31, 2001.

Prior to the Acquisition, the Company had agreed to guarantee up to $3.0 million
(CAD) of equipment lease payments for ACI's Canadian customers and through December 31, 2001, the Company had guaranteed lease payments amounting to $1.3 million. Through December 31, 2001, the Company made payments of $59,000 pursuant to these guarantees.

The following table summarizes the transactions between the Company and ACI during the period from March 2000 when the Company made its initial investment in ACI until September 30, 2001 when the Company acquired the remainder of the equity interests in ACI.


  (dollars in thousands)        2001         2000
                              ---------    ----------
Revenue:
  Surcharge/interchange      $ 50,673      $ 19,861
  Transaction processing          893           539
  ATM cash .............        1,459         2,113
  Other ................          157           186

Expenses:
  Management fee .......       49,924        20,948
  Other ................           23           300

Other:
  Equity in losses of ACI .    (1,097)         (500)

On April 13, 1999, Deluxe acquired the remaining 50% ownership interest in HCL-Deluxe, N.V. (eFunds India) for $23.4 million in cash. This entity commenced operations as a joint venture between Deluxe and HCL Corporation of India in September 1997. eFunds India provides information technology consulting and business process management services to financial services companies and to all of the Company's and Deluxe's businesses. The ownership of eFunds India was transferred to the Company under the Plan discussed in Note 1. The acquisition was accounted for under the purchase method of accounting. Accordingly, the consolidated financial statements of the Company include the entire results of this business from the date the Company acquired 100% ownership. Prior to this point, the Company recorded its 50% ownership of the joint venture's results under the equity method of accounting. This business is included in the payment systems and services segment. The purchase price was allocated to the assets acquired and liabilities assumed based on their relative fair values on the date of purchase. Total cost in excess of net assets acquired in the amount of $24.9 million is reflected as goodwill and is being amortized over 15 years.

On February 19, 1999, Deluxe acquired all of the outstanding shares of eFunds Corporation of Tustin, California, an electronic check conversion company, for $13 million in cash. The company provides electronic check conversion and electronic funds transfer solutions for financial services companies and retailers. The ownership of this company was transferred to the Company under the Plan discussed in Note 1. The acquisition was accounted for under the purchase method of accounting. Accordingly, the consolidated financial statements of the Company include the results of this business subsequent to its acquisition date. This business is included in the payment systems and services segment. The purchase price was allocated to the assets acquired and liabilities assumed based on their relative fair values on the date of purchase. Total cost in excess of net assets acquired in the amount of $15.7 million is reflected as goodwill and is being amortized over 10 years.

NOTE 5: CONTRACT LOSSES: The Company has historically incurred losses related to its government services business and has established a reserve to provide for expected future losses on existing long-term service contracts. During 2001, the Company recorded a net credit of $2.5 million to reflect an overall reduction in the level of expected future losses on long-term service contracts within its government services segment. This amount is reflected in cost of revenue in the Company's consolidated statement of operations. The net credit is composed of reductions to the reserve of $3.8 million reflecting costs which continue to be lower than originally anticipated, offset by a provision for a loss of $1.3 million for an additional state where projected future costs exceed projected future revenue.

During the second quarter of 2000, the Company recorded net charges of $9.7 million for additional expected future losses on the contracts of the government services segment's electronic benefits transfer (EBT) business. This amount is reflected in cost of sales in the Company's consolidated statement of operations. In April 2000, the Company completed negotiations with the prime contractor for a state coalition for which the Company provides EBT services. Prior to this, the Company and the prime contractor were operating without a binding, legally enforceable contract. The Company increased its accrual for expected future losses on long-term service contracts by $12.2 million to reflect the fact that the Company had a signed agreement with this contractor. Offsetting this charge was the reversal of $2.5 million of previously recorded contract loss accruals. These reversals resulted from productivity improvements and cost savings from lower than anticipated telecommunications and interchange expenses.

During 1999, charges of $8.2 million were recorded to provide for additional expected future losses on the contracts of the government services segment and an additional $0.5 million was recorded to reflect the impairment of the assets used in servicing such contracts. These charges are reflected in cost of sales in the 1999 consolidated statement of operations. A majority of the charges resulted from the conclusion of negotiations with a prime contractor regarding the timing and costs of transitioning switching services from the Company to a new processor. Also, lower than projected actual transaction volumes (primarily related to states fully rolled-out in 1999) contributed to the changes in the estimates underlying the previously recognized charges.

The following table summarizes the activity of the accrued contract loss reserve:

                                                      Year Ended December 31,
                                              ------------------------------------
 (dollars in thousands)                         2001          2000          1999
                                              -----------   ----------  ----------
Beginning balance .......................     $ 22,247      $ 20,599      $ 14,697
Provision for contract losses ...........        1,295        12,200         8,208
Reversal of provision for contract losses       (3,795)       (2,500)           --
Charges to reserve ......................       (4,970)       (8,052)       (2,306)
                                              --------      --------      --------
Ending balance ..........................     $ 14,777      $ 22,247      $ 20,599
                                              ========      ========      ========

NOTE 6: RESTRUCTURING CHARGES: The Company's consolidated balance sheets reflect restructuring accruals of $2.4 million and $0.4 million as of December 31, 2001 and 2000, respectively, for employee severance and other costs. During the first quarter of 2001, a restructuring charge of $3.2 million was recorded relating to the planned closure of the Company's operations in Bothell, Washington. This new restructuring charge is reflected in selling, general and administrative (SG&A) expenses in the consolidated statement of operations.

In 2000, the Company identified additional opportunities for savings in the payment systems and services segment and planned to reduce the workforce in the United Kingdom division of this segment by 31 employees. Accordingly, the Company expensed $0.6 million.

During 1999, the Company reversed $2.4 million of restructuring accruals relating to its 1998 initiative to reduce SG&A expense and a 1996 plan to reduce the workforce at the international operations of the payment systems and services segment. The reduction in the SG&A expense initiative accrual was due to higher than anticipated attrition that resulted in severance payments to 37 fewer employees than originally anticipated. Also, due to the Company's decision in 1999 to retain the international operations of its payment systems and services segment, planned reductions within that business were canceled. These accrual reversals are reflected in SG&A expense in the 1999 consolidated statement of operations.

The following table summarizes the change in the Company's restructuring accruals for 2001, 2000 and 1999:

                                                                      Years Ended December 31,

 (dollars in thousands)                        2001                          2000                          1999
                                     Number of                     Number of                    Number of
                                     employees                     employees                    employees
                                     affected        Amount        affected        Amount       affected       Amount
                                   --------------------------      -------------------------    -----------------------
Balance - beginning of year ..             9      $     378              6      $   1,242            186      $   4,672
Provisions for restructuring .           224          3,200             31            555             --             --
Severance and other costs paid          (159)        (1,170)           (28)        (1,419)           (18)        (1,031)
Adjustments to accrual .......            --             --             --             --           (162)        (2,399)
                                   ---------      ---------      ---------      ---------      ---------      ---------
Balance - end of year ........            74      $   2,408              9      $     378              6      $   1,242
                                   =========      =========      =========      =========      =========      =========

NOTE 7: PROVISION FOR INCOME TAXES: Income (loss) before income taxes consists of:

                                                                                                 Years Ended December 31,
                                                                                      ---------------------------------------------
 (dollars in thousands)                                                                 2001               2000               1999
                                                                                      -------            -------            -------
Domestic .................................................................            $45,147            $ 5,368            $(2,163)
Foreign ..................................................................             11,101              2,914               (477)
                                                                                      -------            -------            -------
  Total ..................................................................            $56,248            $ 8,282            $(2,640)
                                                                                      =======            =======            =======


The components of the provision for income taxes are as follows:

                                                                                                 Years Ended December 31,
                                                                                      ---------------------------------------------
 (dollars in thousands)                                                                 2001               2000               1999
                                                                                      -------            -------            -------
Current tax benefit (provision)
  Federal ..................................................                          $ (3,913)          $ (4,030)         $  5,527
  Foreign ..................................................                              (100)               (47)               --
  State ....................................................                            (2,193)               (31)             (271)
                                                                                      --------           --------          --------
    Total ..................................................                            (6,206)            (4,108)            5,256

Deferred tax benefit (provision)
  Federal ..................................................                           (12,259)               684           (10,811)
  State ....................................................                              (491)              (220)              (31)
                                                                                      --------           --------          --------
    Total ..................................................                          $(18,956)          $ (3,644)         $ (5,586)
                                                                                      ========           ========          ========

The Company's effective tax rate on pretax income (loss) differs from the U.S. Federal statutory tax rate of 35% as follows:

                                                                                                 Years Ended December 31,
                                                                                      ---------------------------------------------
 (dollars in thousands)                                                                 2001               2000               1999
                                                                                      -------            -------            -------
Income tax at Federal statutory rate ......................................          $(19,687)          $ (2,899)          $    924
State income taxes net of Federal income tax benefit ......................            (1,680)              (163)              (196)
Difference between Federal statutory rate and foreign tax rate ............             4,096              1,713                (58)
Amortization and write down of intangibles ................................            (1,570)            (1,412)            (1,074)
Change in valuation allowance .............................................             2,989               (826)            (4,591)
Other .....................................................................            (3,104)               (57)              (591)
                                                                                     --------           --------           --------
Provision for income taxes ................................................          $(18,956)          $ (3,644)          $ (5,586)
                                                                                     ========           ========           ========

Tax effected temporary differences, which give rise to a significant portion of deferred tax assets and liabilities are as follows:

(dollars in thousands)                                                          2001                              2000
                                                                 ----------------------------------------------------------------
                                                                   Deferred tax     Deferred tax     Deferred tax    Deferred tax
                                                                     assets          liabilities        assets        liabilities
                                                                 ----------          -----------     ------------     -----------
Net operating loss carryforwards .....................           $ 11,606            $     --           $ 14,625       $     --
Reserve for legal proceedings ........................                114                  --                407             --
Accrued contract losses ..............................              5,917                  --              9,166             --
Restructuring accruals ...............................              1,107                  --                144             --
Property and equipment ...............................                 --                 695                 10             --
Intangibles ..........................................                 --               6,618                440             --
Employee benefit and incentive plans .................              1,155                  --              1,257             --
Miscellaneous reserves and accruals ..................              2,067                  --              1,397             --
All other ............................................                484                  --                218            504
                                                                 --------            --------           --------       --------
Subtotal .............................................             22,450               7,313             27,664            504
Valuation allowance ..................................            (11,606)                 --            (14,595)            --
                                                                 --------            --------           --------       --------
Total deferred taxes .................................           $ 10,844            $  7,313           $ 13,069       $    504
                                                                 ========            ========           ========       ========

The valuation allowance relates principally to the uncertainty of realizing federal, foreign and state net operating loss carryforwards. The valuation allowance includes approximately $1.5 million for net operating loss carryforwards of a business that was acquired in 1999. Any utilization of these net operating loss carryforwards would be recorded as a reduction of goodwill. The amount of net operating loss utilization for 2001 recorded as a reduction of goodwill was $0.2 million.

At December 31, 2001, net operating loss carryforwards relating to federal, state and foreign jurisdictions amounted to $10.1 million, $95.8 million and $10.6 million, respectively. Of these carryforwards $10.6 million of foreign net operating losses may be carried forward indefinitely. Federal and State net operating loss carryforwards are subject to expiration as follows:

(dollars in thousands)

                  Federal       State       Total
                  -------      -------    --------
2002-2005         $    --      $    80    $     80
2006-2010              --          149         149
   2011                --        5,955       5,955
   2012                --        5,076       5,076
   2013                --       20,359      20,359
   2014                --       31,398      31,398
   2015                --       31,261      31,261
   2016                --           31          31
   2017                --           46          46
   2018             4,317          327       4,644
   2019             5,620          497       6,117
   2020               165          571         736
                  -------      -------    --------
Total             $10,102      $95,750    $105,852
                  =======      =======    ========

The Company's Indian software development and business process management operations qualify for tax incentives associated with businesses which operate within designated geographic locations in India. Such incentives generally provide the Company with exemptions from Indian tax on certain business income generated from these operations and phase out through March 2009. These tax incentives reduced the Company's income tax expense by approximately $5.1 million and $1.9 million in the years ended December 31, 2001 and 2000, respectively.

NOTE 8: EMPLOYEE BENEFIT PLANS: Stock purchase plan - Until the Spin-Off, the Company's U.S. employees participated in Deluxe's employee stock purchase plan. This plan enabled eligible employees within the Deluxe organization to purchase Deluxe's common stock at 75% of its fair market value on the first business day following each three-month purchase period. The Company's participation in the stock purchase plan terminated at the time of the Spin-Off. Compensation expense was recognized for the difference between the participating employees' purchase price and the fair value of the stock purchased in the amount of $0.9 million and $0.7 million in 2000 and 1999, respectively.

Following the Spin Off, the Company established a non-compensatory Employee Stock Purchase Plan (ESPP) as defined in Section 423(b) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. The Company has reserved 2.3 million shares for issuance in accordance with the provisions of the ESPP. All regular full-time employees of the Company are eligible to participate in the ESPP, subject to certain limitations. The ESPP enables eligible employees to purchase the Company's common stock at the lesser of 85% of its fair market value on the first or last business day of each three-month purchase period (six months with respect to the first purchase period). The Company's shareholders approved the ESPP in 2001.

Stock incentive plans - Employees of the Company participated in Deluxe's other stock incentive plans through the date of the Spin-Off. Under these plans, stock-based awards could be issued to employees via a broad range of methods, including non-qualified or incentive stock options, restricted stock and restricted stock units, stock appreciation rights and other similar awards. Options become exercisable in varying amounts beginning generally one year after the date of grant.

In connection with the Spin-Off (see Note 1), Deluxe and the Company decided that Deluxe options outstanding as of the record date for the Spin-Off would be converted to options to purchase shares of the Company and options to purchase shares of Deluxe based on a formula that compared the market value of the Company's and Deluxe's common stock at the record date for the Spin-Off. The formula was designed to maintain an equivalent intrinsic value for the option holder utilizing the criteria described in Emerging Issues Task Force No. 90-9, Changes to Fixed Employee Stock Option Plans as a Result of Equity Restructuring. To accommodate the conversion, the Company established the eFunds Corporation Stock Incentive Plan for Deluxe Conversion Awards (the "Conversion Plan").

Under the Conversion Plan, the converted options retain their remaining terms, vesting and other characteristics as provided in the Deluxe plans except that options awarded under the 1998 DeluxeSHARES program were modified to require that vesting prior to January 30, 2001 was conditioned upon the per share price of the Company's common stock reaching a market price at least equal to 150% of the per share exercise price of the converted option rather than 150% of per share exercise price of the original DeluxeSHARES option. The DeluxeSHARES conversion options became exercisable on January 31, 2001.

Options to purchase 2.9 million shares of the Company's common stock were outstanding with a weighted average exercise price of $13.75 per share at December 31, 2000 under the Conversion Plan. The Company did not record compensation expense as a result of the conversion process.

In connection with the IPO, the Company established the eFunds Corporation 2000 Stock Incentive Plan under which 9.1 million shares were reserved for issuance. The plan provides for a broad range of methods to deliver stock-based awards similar to those of the Deluxe plans, except that incentive stock options may not be issued under the Company's stock incentive plan. Options issued under the plan become exercisable in varying amounts beginning generally one year after the date of grant and generally become fully vested after three years. Awards made under the plan have a maximum term of ten years.

Deluxe issued restricted shares and restricted stock units to Company employees as follows: 11,456 units at a weighted-average fair value of $26.19 per share during 2000, and 6,264 shares and units at a weighted-average fair value of $26.19 per share during 1999. All outstanding Deluxe restricted stock units held by employees of the Company were cancelled in connection with the Spin-Off. The Company issued 53,514 restricted stock units in 2001 and 10,000 restricted stock units in 2000 prior to the Spin-Off. These Awards generally vested over periods ranging from one to five years. No consideration is paid by the employees for these awards. The Company recorded compensation expense of $665,000, $328,000 and $164,000 for restricted share and restricted stock unit awards for the years ended December 31, 2001, 2000 and 1999, respectively. One member of the Board of Directors elected to receive 1,537 restricted stock units in lieu of compensation.

Information with respect to stock option activity is as follows:

                                                                                           Years Ended December 31,

                                                                                    2001                            2000
                                                                         -------------------------        -------------------------
                                                                                           Wtd. Avg.                       Wtd. Avg.
                                                                                           Exercise                        Exercise
                                                                            Shares          Price          Shares          Price
                                                                         ----------         ------        ----------      ---------
Options outstanding at beginning of year ........................         5,485,908         $13.33                --         $   --
Deluxe options converted to eFunds options ......................                --             --         2,918,435          13.75
Options granted .................................................         1,330,174          11.51         2,772,458          12.84
Options exercised ...............................................          (732,312)         13.43                --             --
Options cancelled ...............................................          (412,385)         12.57          (204,985)        (12.89)
                                                                         ----------         ------        ----------         ------
Options outstanding at end of year ..............................         5,671,385         $12.95         5,485,908         $13.33
                                                                         ==========         ======        ==========         ======

For options outstanding and exercisable at December 31, 2001, the exercise price ranges and average remaining lives in years were as follows:

        Ranges of          Options            Wtd. Avg.          Wtd. Avg.          Options          Wtd. Avg.
     Exercise Prices     Outstanding       Remaining Life      Exercise Price     Exercisable      Exercise Price
     ---------------     -----------       --------------      --------------     -----------      --------------
$7.13 - $12.87            1,679,076           8.45               $11.01              262,083         $11.35
$13.00 - $13.88           2,467,993           8.15                13.02            1,097,039          13.04
$14.05 - $21.33           1,524,316           6.55                14.97            1,223,070          14.64
                          ---------         ------               ------            ---------         ------
                          5,671,385           7.81               $12.95            2,582,192         $13.63
                          =========         ======               ======            =========         ======

Pro forma information regarding net income (loss) and net income (loss) per share has been determined as if the Company had accounted for its employee stock-based compensation under the fair value method. The fair value of options was estimated at the date of grant using a Black-Scholes option-pricing model. The following weighted-average assumptions were used in valuing options issued in 2001, 2000 and 1999, respectively: risk-free interest rate of 4.6%, 5.0% and 6.7%; dividend yield of 0.0%, 0.0% and 4.6%; and expected volatility of 78.6%, 50.0% and 24.0%, respectively. The weighted-average expected option life was 5 years, 5 years and 9 years for 2001, 2000 and 1999, respectively. The weighted-average fair value of options granted in 2001, 2000 and 1999 was $7.74, $6.33 and $8.28, respectively. For purposes of pro forma disclosures, the estimated fair value of the options was recognized as expense over the options' vesting periods.

The Company's pro forma net income (loss) and net income (loss) per share were as follows:

                                                                                                Year Ended December 31,
                                                                                   ------------------------------------------------
 (dollars in thousands, except per share amounts)                                       2001                2000              1999
                                                                                   -------------------------------------------------
 Net income (loss):
  As reported ...............................................................        $   37,292        $    4,638        $   (8,226)
  Pro Forma .................................................................        $   30,463        $    1,795        $  (10,638)
Basic and diluted net income (loss) per share:
  As reported:
    Basic ...................................................................        $     0.81        $     0.11        $    (0.21)
    Diluted .................................................................        $     0.79        $     0.11        $    (0.21)
  Pro Forma:
    Basic ...................................................................        $     0.66        $     0.04        $    (0.27)
    Diluted .................................................................        $     0.64        $     0.04        $    (0.27)

Profit sharing, defined contribution and 401(k) plans - As part of the Spin-Off (see Note 1), the Company established a new 401(k) plan effective on January 1, 2001. During 2001, employees could contribute the lesser of $10,500 or 10% of their eligible wages to the new plan. The Company matched 100% of the first 5% of wages contributed. The new 401(k) plan has a profit sharing feature whereby the Company will contribute up to an additional 10% of an employee's contribution, depending on the Company's performance, as long as the employee is enrolled in the plan and contributing at least 3% of their eligible wages. The Company's expense for matching and profit sharing amounted to $9.7 million for the year ended December 31, 2001. The Company also maintains a defined contribution plan for its UK based employees. Expenses under this plan amounted to $0.4 million in 2001.

Prior to the Spin-Off from Deluxe, the Company participated in Deluxe's profit sharing plans, defined contribution pension plan and plans established under section 401(k) of the Internal Revenue Code to provide retirement benefits for certain employees. The plans covered substantially all U.S. based full-time employees with approximately 15 months of service. Contributions to the profit sharing and defined contribution plans were made solely by the Company. Employees were able to contribute up to the lesser of $10,000 or 10% of their wages to the 401(k) plan. The Company matched the first 1% of wages contributed and 50% of the next 4% of wages contributed. All contributions were remitted to the plans' respective trustees, and benefits provided were paid from accumulated funds of the trusts.

Contributions to the defined contribution pension plan equaled 4% of eligible compensation in 2000 and 1999. Related expense allocated to the Company for these years was $4.9 million and $3.2 million, respectively. Contributions to the profit sharing plans varied based on the Company's performance. Related expense incurred by the Company for these plans was $3.1 million and $4.8 million in 2000 and 1999, respectively. Company contributions to the 401(k) plan were $2.3 million and $1.5 million in 2000 and 1999, respectively.

Profit sharing and defined contribution expenses were recorded by the Company based on system generated payroll reports detailing the eligible wages on which the contribution is based. The expense was determined based on Deluxe's contribution percentage for the plan year multiplied by the applicable wages. During 2000 and 1999, the allocation for 401(k) expense was based on a fixed percentage of the Company's salaries and wages and varied by business segment.

The Company has also established a deferred compensation plan that permits eligible employees to defer base salary, annual cash incentive compensation and/or sales incentive compensation in accordance with the terms of the plan. The amount of compensation to be deferred is based on elections made by each participant. The amounts of base salary, annual cash incentive compensation and sales incentive compensation deferred by a participant is credited with earnings and investment gains and losses by assuming that the amount deferred was invested in one or more investment options selected by the participant. The Company will also credit certain amounts specified in the plan related to the 401(k) plan to participants' accounts. The plan provides that the Company may make additional contributions to the participants' accounts at its sole discretion. No such supplemental contributions have been made.

NOTE 9: POST-RETIREMENT BENEFITS: Prior to the Spin-Off, the Company provided certain health care benefits for a portion of its retirees. Although the plan was combined with the Deluxe Corporation Post-Retirement Health Care Plan (the Deluxe plan), the actuarial valuation for the Company's plan was calculated separately from the rest of the Deluxe plan.

The Company terminated this plan as of the date of the Spin-Off (see Note 1). Employees and retirees who were eligible for medical benefits as of the Spin-Off will continue to receive this benefit; however, the obligation to provide this benefit was assumed by Deluxe. In connection with the termination of this plan, the Company recognized a gain of $0.6 million relating to the termination of retiree medical coverage for those not eligible for benefits as of the Spin-Off date. Net post-retirement benefit cost for the years ended December 31, 2000 and 1999 amounted to $0.2 million and $0.2 million, respectively.

NOTE 10: LEASE AND DEBT COMMITMENTS: Long-term debt was as follows:


                                                                                                        December 31,
                                                                                         ------------------------------------
  (dollars in thousands)                                                                     2001                    2000
                                                                                         -------------          -------------
Capital leases and other .................................................                $ 5,310                 $ 4,344
Less amount due within one year ..........................................                 (2,781)                 (2,100)
  Total ..................................................................                $ 2,529                 $ 2,244

Long-term debt consists principally of capital lease obligations related to equipment. The capital lease obligations bear interest rates of 6.1% to 35.9% and are due through the year 2004. Carrying value approximates fair value for these obligations. Maturities of long-term debt for the five years ending December 31, 2006, are $2.8 million in 2002, $1.4 million in 2003, $1.1 million in 2004, $0 in 2005 and $0 in 2006. The net book value of equipment under capital leases was $3.5 million at December 31, 2001.

The Company has entered into operating leases on certain facilities and equipment. Future minimum lease payments for non-cancelable operating leases for each of the years in the five-year period ending December 31, 2006, are $14.5 million in 2002, $11.4 million in 2003, $9.3 million in 2004, $5.6 million in 2005 $4.9 million in 2006 and $18.5 million thereafter. Rental expense was $13.5 million, $17.5 million and $20.7 million in 2001, 2000 and 1999, respectively.

In September 2001, the Company obtained a new revolving credit facility in the amount of $20.0 million to replace a facility that was maturing. The lender reissued an irrevocable standby letter of credit in the amount of $4.0 million to guarantee the Company's performance under a government services contract with the state of New York. In November 2001, the letter of credit was reduced to $1.0 million and, accordingly, the Company's borrowing capacity under the new facility was increased from $16.0 million to $19.0 million. This letter of credit had originally been issued under the prior credit facility. The Company did not borrow any funds under this facility through December 31, 2001. Loans under this facility will bear interest at the applicable prime rate or the LIBOR rate plus a margin determined by reference to the Company's leverage ratio, as defined in the loan documents. The facility is guaranteed by certain of the Company's subsidiaries and requires the Company to comply with certain financial and non-financial covenants. The Company is currently in compliance with all of these requirements. This facility has a term of one year.

On December 29, 2000, the Company obtained a $15.0 million revolving credit facility with a term of nine months. The Company did not borrow any funds under this facility through its maturity in September 2001.

The Company's India operations had a $10.0 million credit facility, denominated in Indian rupees, available at the lender's prime interest rate. Borrowings under this facility were due on demand and guaranteed by the Company. In March 2001, the Company repaid the outstanding balance of this facility and $8.5 million of a $10.0 million time deposit account maintained by the Company to support its guaranty was returned to the Company. The Company subsequently requested that the amount available for borrowing under the facility be reduced to $1.5 million. The Company now uses the facility primarily for the purpose of securing letters of credit issued in the ordinary course of business. At December 31, 2001, the aggregate value of outstanding letters of credit amounted to $1.3 million. This facility matures on September 30, 2002. The average amount drawn on this credit facility during the first quarter of 2001 was $5.3 million at a weighted average interest rate of 15.5%. The Company did not borrow against this credit facility during the remainder of 2001. As of December 31, 2000, $5.3 million was outstanding at an interest rate of 15.4%. The average amount drawn on this line during 2000 was $4.5 million at a weighted average interest rate of 15.4%. The average amount drawn down on this line during 1999 was $2.7 million at a weighted average interest rate of 15.8%.

NOTE 11: BUSINESS SEGMENT INFORMATION: The Company has organized its business units into two operating segments based on the nature of each segment's customers. These segments are payment systems and services and government services. The payment systems and services segment provides the financial services and retail industries with a comprehensive suite of transaction processing and risk management and decision support products as well as professional services including information technology consulting, software development and business process outsourcing services. The government services segment provides online EBT services under entitlement programs on behalf of state and local governments and Medicaid eligibility verification services.

The Company's segments operate primarily in the United States. The payment systems and services segment also has international operations. Concord EFS accounted for approximately 10.9% of the Company's total net revenue during the year ended December 31, 2001 and Deluxe accounted for 14.2% of the Company's total net revenue during the year ended December 31, 2000.

The accounting policies of the segments are the same as those described in Note
2. In evaluating segment performance, management focuses on operating income. The operating income measurement utilized by management excludes special charges (e.g., restructuring charges, asset impairment charges, certain one-time charges that management believes are not reflective of on-going operations, etc.). Net special items in 2001 resulted from a charge of $0.7 million consisting of a special charge of $3.2 million related to the closure of the Company's Bothell, Washington operations and a net special credit of $2.5 million related to a reduction in the loss contract reserve. The special charge for the Bothell closure is recorded in the payment systems and services segment. The net special credit of $2.5 million is recorded in the government services segment. Special charges in 2000 were $15.8 million, $6.1 million of which was included in the payment systems and services segment and related primarily to costs incurred in connection with the Spin-Off from Deluxe and $9.7 million of which was included in the government services segment and related to a charge taken for loss contracts. In 1999, special charges of $8.7 million related primarily to loss contracts within the government services business.

Prior to the acquisition of the remaining 50% interest in eFunds India in 1999 (see Note 4), the results of this business were recorded under the equity method of accounting. As such, the Company recorded its 50% ownership of the joint venture's results of operations prior to the acquisition in other expense in the consolidated statements of operations. To be consistent with management reporting, the entire results of the joint venture for the pre-acquisition periods are reflected in the business segment information as if the business had been a consolidated entity.

Segment information is as follows:


                                                                              Year Ended December 31, 2001
                                                                              ----------------------------
                                                                        Payment
                                                                      systems and        Government              Total
 (dollars in thousands)                                                services           services           Consolidated
                                                                     ------------       ------------         --------------

 Total net revenue................................................   $ 468,736          $    44,901          $   513,637
 Gross margin excluding net special items.........................     186,675               17,573              204,248
 Operating income excluding net special items.....................      42,500               14,277               56,777
 Net special items................................................     (3,200)                2,500                 (700)
 Gross margin including net special items.........................     186,675               20,073              206,748
 Operating income including net special items.....................      39,300               16,777               56,077
 Depreciation and amortization expense............................      39,952                   --               39,952
 Segment assets...................................................     421,060               20,244              441,304
 Capital purchases................................................      30,902                   --               30,902


                                                                                Year Ended December 31, 2000
                                                                     ---------------------------------------------------
                                                                        Payment
                                                                      systems and        Government          Total
                                                                       services            services        Consolidated
                                                                     ------------        ------------     --------------
Net revenue from unaffiliated external customers .................   $ 314,278            $  44,332            $ 358,610
Net revenue from Deluxe ..........................................      59,284                   --               59,284
  Total net revenue ..............................................     373,562               44,332              417,894
Gross margin excluding special charges ...........................     151,170               14,462              165,632
Operating income excluding special charges .......................      16,059                9,594               25,653
Special charges ..................................................      (6,077)              (9,700)             (15,777)
Gross margin including special charges ...........................     151,170                4,762              155,932
Operating income (loss) including special charges ................       9,982                 (106)               9,876
Depreciation and amortization expense ............................      31,069                   --               31,069
Segment assets ...................................................     366,190               22,397              388,587
Capital purchases ................................................      41,893                   --               41,893


                                                                                Year Ended December 31, 1999
                                                                     ---------------------------------------------------
                                                                        Payment
                                                                      systems and        Government          Total
                                                                       services            services        Consolidated
                                                                     ------------        ------------     --------------
Net revenue from unaffiliated external customers .................   $ 248,630            $  48,277            $ 296,907
Net revenue from Deluxe ..........................................       9,758                   --                9,758
  Total net revenue ..............................................     258,388               48,277              306,665
Gross margin excluding special charges ...........................     108,757                9,478              118,235
Operating income excluding special charges .......................       7,033                3,454               10,487
Special charges ..................................................      (2,713)             (10,096)             (12,809)
Gross margin including special charges ...........................     108,757                  778              109,535
Operating income (loss) including special charges ................       4,320               (6,642)              (2,322)
Depreciation and amortization expense ............................      22,644                   --               22,644
Segment assets ...................................................     246,861               34,410              281,271
Capital purchases ................................................      37,441                  929               38,370

A summary of the Company's revenue by segment and product line follows:


                                                                               Year Ended December 31, 2001
                                                                      -----------------------------------------------
                                                                       Payment
                                                                     systems and           Government
 (dollars in thousands)                                               services              services            Total
                                                                      --------              --------            -----
Transaction processing ........................................       $188,152              $ 44,901          $233,053
Risk management and decision support ..........................        142,034                    --           142,034
Professional services .........................................        138,550                    --           138,550
                                                                      --------              --------          --------
Total net revenue .............................................       $468,736              $ 44,901          $513,637
                                                                      ========              ========          ========


                                                                               Year Ended December 31, 2000
                                                                     ---------------------------------------------
                                                                       Payment
                                                                     systems and           Government
                                                                      services              services           Total
                                                                      --------              --------           -----
 Transaction processing...........................................    $129,812              $44,332           $174,144
 Risk management and decision support.............................     137,701                   --            137,701
 Professional services............................................     106,049                   --            106,049
                                                                      --------              -------           --------
 Total net revenue................................................    $373,562              $44,332           $417,894
                                                                      ========              =======           ========


                                                                               Year Ended December 31, 1999
                                                                     ---------------------------------------------
                                                                       Payment
                                                                     systems and           Government
                                                                      services              services           Total
                                                                      --------              --------           -----
Transaction processing ........................................       $101,429              $48,278           $149,707
Risk management and decision support ..........................        107,897                   --            107,897
Professional services .........................................         49,061                   --             49,061
                                                                      --------              --------          --------
Total net revenue .............................................       $258,387              $48,278           $306,665
                                                                      ========              =======           ========


Segment information reconciles to consolidated amounts as follows:

                                                                                               Year Ended December 31,
                                                                                    -----------------------------------------------
 (dollars in thousands)                                                                2001               2000               1999
                                                                                    ---------          ---------          ---------
Total net revenue:
  Total segment net revenue ..............................................          $ 513,637          $ 417,894          $ 306,665
  Professional services pre-acquisition elimination ......................                 --                 --             (4,325)
                                                                                    ---------          ---------          ---------
    Total consolidated net revenue .......................................          $ 513,637          $ 417,894          $ 302,340
                                                                                    =========          =========          =========

Operating income (loss) including net special items:
  Total segment operating loss ...........................................          $  56,077          $   9,876          $  (2,322)
  Professional services pre-acquisition elimination ......................                 --                 --              1,234
                                                                                    ---------          ---------          ---------
    Total consolidated operating income (loss) ...........................          $  56,077          $   9,876          $  (1,088)
                                                                                    =========          =========          =========

Depreciation and amortization expense:
  Total segment depreciation and amortization expense ....................          $  39,952          $  31,069          $  22,644
  Professional services pre-acquisition elimination ......................                 --                 --               (143)
                                                                                    ---------          ---------          ---------
    Total consolidated depreciation and amortization expense .............          $  39,952          $  31,069          $  22,501
                                                                                    =========          =========          =========
Total assets:

 Total segment assets ...................................................           $ 441,304          $ 388,587          $ 281,271
  Income tax receivable and long-term deferred tax asset
    not allocated to segments ............................................                 --                 --              8,658
                                                                                    ---------          ---------          ---------
    Total consolidated assets ............................................          $ 441,304          $ 388,587          $ 289,929
                                                                                    =========          =========          =========
Capital purchases:
  Total segment capital purchases ........................................          $  30,902          $  41,893          $  38,370
  Professional services pre-acquisition elimination ......................                 --                 --               (145)
                                                                                    ---------          ---------          ---------
    Total consolidated capital purchases .................................          $  30,902          $  41,893          $  38,225
                                                                                    =========          =========          =========

Revenue are attributed to geographic areas based on the location of the assets producing the revenue. The Company's operations by geographic area are as follows:

                                                                  Total Net Revenue                         Property and Equipment
                                                               Year Ended December 31,                           December 31,
                                                    --------------------------------------------          --------------------------
  (dollars in thousands)                              2001              2000             1999              2001              2000
                                                    --------          --------          --------          --------          --------
United States ............................          $473,250          $392,139          $281,933          $ 64,687          $ 69,806
United Kingdom ...........................            15,164            16,219            17,468             1,736             1,849
India ....................................            23,075             9,536             2,939             8,950             5,673
Other foreign countries ..................             2,148                --                --               265                27
                                                    --------          --------          --------          --------          --------
  Total consolidated .....................          $513,637          $417,894          $302,340          $ 75,638          $ 77,355
                                                    ========          ========          ========          ========          ========

NOTE 12: LEGAL PROCEEDINGS: The Company is party to various legal actions arising in the ordinary course of business. In the opinion of management, the final disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, or cash flows.

During 1997, a judgment was entered against the Company in the U.S. District Court for the Western District of Pennsylvania. The case was brought against the Company by Mellon Bank (Mellon) in connection with a potential bid to provide electronic benefit transfer services for the Southern Alliance of States. In January 1999, the United States Court of Appeals for the Third Circuit affirmed the judgment of the district court and the Company paid $32.2 million to Mellon in February 1999. The portion of the reserve established by the Company in 1997 and remaining after the payment of this judgment ($2.1 million) was reversed and is reflected in legal proceedings in the 1999 consolidated statement of operations.

NOTE 13: COMMITMENTS AND CONTINGENCIES: In connection with the Company's EBT and collection activities, the Company posts surety bonds with state agencies guaranteeing its performance of certain obligations related to contracts or state requirements. The aggregate amount of such bonds outstanding at December 31, 2001 was $7.8 million.

An Indian bank has issued an advance guarantee on behalf of the Company to secure its performance under a customer contract. The guarantee is secured by a time deposit of $0.9 million, which is refundable in March 2002.

The company operates a call center in Mumbai, India under a customer contract.

The customer is entitled to acquire either a 49% or 100% ownership interest in the call center operations on or after the earlier of the date the customer has acquired a 49% interest or the end of the third year of the agreement, unless extended. The price at which such ownership interest may be acquired by the customer is to be based on the mutual agreement of the parties or an independent valuation. The call center operation generated revenue of $16.5 million in 2001.

NOTE 14: SUBSEQUENT EVENT: On January 31, 2002, the Company purchased substantially all the U.S. ATM-related assets of Hanco Systems, Inc., an independent ATM deployment and management company. The purchase price paid by the Company was $11.4 million plus an additional amount for the outstanding accounts receivable on the date of closing plus the assumption of certain liabilities. The transaction will be accounted for as a business combination under SFAS No. 141.

                               EFUNDS CORPORATION
                 SUMMARIZED QUARTERLY FINANCIAL DATA (UNAUDITED)

  (dollars in thousands except per share amounts)                                  2001 Quarters Ended,(1)
                                                          --------------------------------------------------------------------------
                                                          March 31             June 30             September 30       December 31
                                                          --------------------------------------------------------------------------
Net revenue .................................             $124,498             $126,057             $132,978           $130,104
Cost of revenue .............................               79,650               77,532               74,046(2)          75,661
Net income ..................................                4,083                7,738               13,645             11,826
Per share of common stock:
  Net income - basic ........................             $   0.09             $   0.17             $   0.30           $   0.26
  Net income - diluted ......................             $   0.09             $   0.16             $   0.28           $   0.25

(1) The sum of quarterly earnings per share may not equal annual earnings per share, due to rounding.

(2) Includes a net credit of $2.5 million to reduce the reserve for additional expected future losses on existing contracts of the government services segment.



  (dollars in thousands except per share amounts)                                 2000 Quarters Ended,(1)
                                                          --------------------------------------------------------------------------
                                                                   March 31         June 30            September 30    December 31
                                                          --------------------------------------------------------------------------
Net revenue ............................................         $ 100,255         $ 100,970             $ 104,003      $ 112,666
Cost of revenue ........................................            58,757            69,139(2)             63,475         70,591
Net income (loss) ......................................             1,216            (4,566)                3,887          4,101
Per share of common stock:
  Net income (loss) - basic and diluted ................         $    0.03         $   (0.11)            $    0.09      $    0.09

(1) The sum of quarterly earnings per share may not equal annual earnings per share, due to rounding.

(2) Includes a charge of $9.7 million to reserve for additional expected future losses on existing contracts of the government services segment.